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PRICING SUPPLEMENT NO. 1 DATED July 24, 2002                                                           Rule 424(b)(3)
(To Prospectus and Prospectus Supplement Dated September 26, 2001)                                 File No. 333-59970
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                                   $85,000,000
                            Kimco Realty Corporation
                           Series C Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Trade Date: July 24, 2002
Issue Price: 100%
Book Entry:   /X/               Certificated:  / /
Agent's Discount or Commission: $212,500
Net Proceeds to Issuer: $84,787,500

Original Issue Date: August 1, 2002
Stated Maturity Date: August 2, 2004

Specified Currency:    /X/ United States dollars      / / Other:
Base Rate: / / Commercial Paper Rate  /X/ LIBOR               / / Certificate of
           / / Treasury Rate          / / Federal Funds Rate      Deposit Rate
           / / CMT Rate               / / 11th District Cost  / / Prime Rate
                                          of Funds Rate       / / Other

Authorized Denomination:  /X/ $1,000 and integral multiples thereof   / / Other:
Minimum Denomination:     /X/ $1,000       / / Other:
Exchange Rate Agent: N/A
Initial Interest Rate:    Determined as described below.
Interest Reset Dates:     Original Issue Date and each February 2, May 2,
                          August 2 and November 2 thereafter.
Interest Payment Dates:   The 2nd day of each February, May, August and
                          November, commencing November 2, 2002.
Index Maturity: 3 months
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Spread:  plus 50 basis points (+ .50%)
Spread Multiplier: N/A

Calculation Agent:    The Bank of New York

Redemption:           /X/  The Notes cannot be redeemed prior to maturity.
                      / /  The Notes may be redeemed prior to maturity, as
                           follows:
                                 Initial Redemption Date:
                                 Initial Redemption Percentage:
                                 Annual Redemption Percentage Reduction:

Repayment:    /X/  The Notes cannot be repaid prior to maturity.
              / /  The Notes may be repaid prior to maturity, as follows:
                          Optional Repayment Dates:

Additional/Other Terms: None

Addendum Attached:           / / Yes        /X/ No

Agent:     /X/ Merrill Lynch & Co., as principal ($75,000,000)
           / / Banc of America Securities LLC
           /X/ Banc One Capital Markets, Inc. ($10,000,000)
           / / JPMorgan
           / / Morgan Stanley
           / / Goldman, Sachs & Co.
           / / Credit Suisse First Boston

Revolving Credit Facilities

As of July 29, 2002, the Company had drawn $220.0 million on its existing $250.0 million revolving credit facility. In addition, on July 30, 2002, the Company signed a $150.0 million revolving credit agreement which expires on January 30, 2003.